Exhibit 10.1

EXECUTIVE EMPLOYMENT, NON-COMPETE
AND CONFIDENTIALITY AGREEMENT
THIS EXECUTIVE EMPLOYMENT, NON-COMPETE AND CONFIDENTIALITY AGREEMENT (this "Agreement"), is entered into as of the date set forth on the signature page (the “Execution Date”) by and between Bruce L. Caswell (the "Executive") and MAXIMUS, Inc., a Virginia corporation with its principal place of business in Reston, Virginia (the "Corporation") with reference to the following:
WHEREAS, the parties entered into that certain Executive Employment, Non-Compete and Confidentiality Agreement effective on or about October 1, 2004, which was subsequently amended on November 20, 2007 (as amended, the “Prior Agreement”); and
WHEREAS, the parties believe the Executive possesses the experience and capabilities to provide valuable service on behalf of the Corporation; and
WHEREAS, the Corporation desires to employ the Executive as its President and Chief Executive Officer; and
WHEREAS, the Executive desires to be employed by the Corporation at the salary, benefits and other terms and conditions specified herein.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Employment.

1.1Duties. The Corporation hereby employs the Executive, and the Executive hereby accepts such employment, to serve as the President and Chief Executive Officer. The Executive hereby represents and warrants that he is in good health and capable of performing the services required hereunder. The Executive shall perform such services and duties as are appropriate to such office or delegated to the Executive by the Corporation’s Board of Directors (“Board”). During the term of this Agreement, the Executive shall be a full-time employee of the Corporation and shall devote such time and attention to the discharge of his duties as may be necessary and appropriate to accomplish and complete such duties.

The Executive shall be nominated by the Board for election as a director and shall serve, without additional compensation, as a member of the Board, subject to his being so elected by the Corporation's stockholders. The Executive agrees to obtain the consent of the Board, which consent may be withheld in the Board’s sole discretion, before serving on the board of any other entity or organization.
1.2Compensation.

(a)Base Salary. As compensation for performance of his obligations hereunder, the Corporation shall pay the Executive an annual salary of $700,000 ("Base Salary"), such Base Salary to be reviewed annually beginning on or about October 1, 2018.

(b)Management Bonus Program. The Executive will be eligible to participate in the Corporation's Management Bonus Program (“MBP”), with any awards dependent on the performance of the Executive and the Corporation. The target annual cash bonus for the Executive will be one hundred percent (100%) of annual Base Salary for accomplishing his annual goals.

(c)Equity Awards. The Executive shall be eligible to receive awards under the 2017 Equity Incentive Plan or any successor plan (the “Equity Plan”) in the discretion of the Corporation's Board of Directors, and shall also be entitled to participate in stock option and similar plans as currently exist or may be established by the Corporation from time to time. The target annual equity award for the Executive will be three hundred seventy-five percent (375%) of annual Base Salary. The Corporation agrees to proportionately adjust the Executive’s vested and unvested equity awards in the event the Corporation declares an extraordinary dividend during the term hereof. For these purposes, an “extraordinary dividend” would be any distribution per share having a value in excess of ten percent (10%) of the average trading price of the Corporation’s common stock during the three-month period preceding such distribution. Any Restricted Stock Units or other equity awards made to the Executive on or after the Effective Date, shall vest according to their stated vesting schedules (or pursuant to the acceleration feature in connection with a Change of Control) unless the Executive is terminated for Cause or voluntarily resigns his employment without Good Reason in which case any unvested awards shall be forfeited as of the effective date of termination.
For purposes of this Agreement, the terms “Cause,” “Change of Control” and “Good Reason” shall have the meanings set forth in the Corporations Income Continuity Program (“ICP”) in effect as of the Effective Date.
(d)Income Continuity Program. The Executive shall continue to be a Participant in the ICP. In the event the ICP is subsequently amended or terminated, upon a qualifying termination of Executive’s employment in connection with a Change of Control the Executive shall be entitled to receive the greater of (i) the compensation and benefits payable under the ICP as it exists on the Effective Date or (ii) the compensation and benefits payable under any amended or successor program to the ICP.

(e)Vacation, Insurance, Expenses, Etc. The Executive shall be entitled to vacation under the Corporation’s Executive Time Off policy, and such benefits, health, disability and life insurance and other benefits and expense reimbursements in a manner consistent with the Corporation's past practices and as are provided to the Corporation’s senior executives.

(f)Insurance. The Corporation shall maintain the Executive as an insured party on all directors' and officers' insurance maintained by the Corporation for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as its officers.

(g)Attorneys’ Fees. The Corporation shall reimburse the Executive for reasonable attorneys’ fees incurred in connection with the review and negotiation of this Agreement within thirty (30) days following the Execution Date, subject to prior submission of an invoice therefor.

1.3Term; Termination. The term of the employment agreement set forth in this Section 1 shall be for a period commencing at the Effective Date and continuing for three (3) years thereafter (the "Scheduled Term"). Following the Scheduled Term, the Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”) unless either party notifies the other of its desire to terminate the Agreement no less than three (3) months before the expiration of the Scheduled Term or Renewal Term. Notwithstanding the foregoing, this Agreement shall terminate:

(a)by mutual written consent of the parties;

(b)upon Executive's death or inability, by reason of physical or mental impairment, to perform substantially all of Executive's duties as contemplated herein for a continuous period of 120 days or more; or

(c)by the Corporation for Cause.

Upon any termination of employment under this Section 1.3, neither party shall have any obligation to the other pursuant to this Section 1, but such termination shall have no effect on the obligations of the parties under other provisions of this Agreement.
“Effective Date” shall mean April 1, 2018. The Prior Agreement shall remain in full force and effect until the Effective Date, at which time it shall automatically terminate without further action by the parties,
1.4    Severance. The parties agree that in the event (i) the Corporation terminates the Executive's employment without Cause, (ii) the Executive terminates the employment for Good Reason prior to the expiration of the Scheduled Term or then-current Renewal Term, as applicable, or (iii) the Corporation elects not to renew the Agreement for another term, the Executive shall be entitled to receive the following upon the execution of a general release by the Executive in the form attached hereto as Exhibit A, which release shall be executed and irrevocable within thirty (30) days of termination:

(a)benefits, at the Corporation's expense, as provided under Section 1.2(e) for the greater of the remainder of the current term of the Agreement or twelve (12) months. To the extent that these payments are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code') under the COBRA, reimbursement, in-kind benefit, or other applicable exceptions thereunder, such payments shall be made at the time and in the amount required under the documents governing each such benefit;

(b)continued vesting of stock options and Restricted Stock Units in accordance with their stated terms; and

(c)    a lump sum, payable within forty-five (45) days following termination of employment, equal to the greater of (i) Base Salary for the remainder of the Scheduled Term or Renewal Term or (ii) two times the sum of the Executive's Base Salary plus the lesser of his target bonus or previous year's actual bonus, which lump sum shall be considered a separate payment for purposes of Section 409A of the Code. If the Executive's employment termination occurs in connection with a Change in Control, the Executive shall be entitled to receive such payments and benefits as provided under the Income Continuity Plan, and this Section 1.4 shall not apply.

2.	Restrictions on Competition and Solicitation.

2.1.Prohibited Activities.

a.The Executive agrees that, during his employment with the Corporation and for a period of one (1) year after the termination of such employment for any reason, the Executive, anywhere in the United States or in any other country or jurisdiction where the Corporation conducts business as of the time of such termination:

i.will not whether as a principal, investor, owner, executive, consultant, independent contractor, officer, director, board member, manager, partner, agent, or otherwise, alone or in association with any other person, firm, corporation, or business organization, work for, become employed by, engage in, carry on, provide services to, or assist in any manner (whether or not for compensation or gain) an entity in competition with the Corporation, where the Executive’s position or service for such entity is competitive with any of the Executive’s positions or services that the Executive performed for the Corporation;

ii. will not contact any of the Corporation’s Customers or Potential Customers or solicit or induce (or attempt to solicit or induce) any of them to not conduct business with the Corporation, or to conduct business with or contract with any other person or entity instead of the Corporation. For purposes of this Agreement, “Customers or Potential Customers”

means all persons, companies, firms, or entities that have, within the twelve (12) months prior to the Executive’s termination of employment: (A) obtained the Corporation’s services, (B) contacted the Corporation for the purpose of obtaining the Corporation’s services, or (C) been actively solicited by the Corporation for the purpose of providing its services; and for which the Executive provided services or about which the Executive had access to and knowledge of proprietary information;

iii.will not, directly or indirectly, contact, solicit or induce (or attempt to solicit or induce) any of the Corporation Personnel to leave their employment with the Corporation or consider employment with any other person or entity. For purposes of this Agreement, the “Corporation Personnel” shall mean any employee or service provider of the Corporation who worked for the Corporation during Executive’s employment and with whom the Executive worked personally or knew personally or who was known by the Executive to have unique knowledge or skills that could cause competitive harm to the Corporation;

iv. will not, directly or indirectly, hire or cause to be hired (or engage or cause to be engaged as an independent contractor) any such Corporation Personnel; and

v.Executive agrees that the restrictions set forth in this Section 2.1, in light of the access to client, proprietary and other confidential information that the Corporation provides to Executive, are reasonable and necessary in order to protect the legitimate business interests of the Corporation. Executive agrees that the duration of the restrictions set forth in this paragraph shall be extended by the duration of any period in which Executive is in violation of any of those restrictions. The existence of any other claim by Executive against the Corporation, whether based on this Agreement or otherwise, will not constitute a defense to the enforcement of this Agreement by the Corporation.

b.The Executive shall notify any new employer, partner, association or any other firm or corporation in competition with the Corporation with whom the Executive shall become associated in any capacity whatsoever of the provisions of this Section 2 and the Executive agrees that the Corporation may give such notice to such firm, corporation or other person.

2.2.Business Opportunities; Conflicts of Interest; Other Employment and Activities of the Executive.

a.The Executive agrees promptly to advise the Corporation of, and provide the Corporation with an opportunity to pursue, all business opportunities that reasonably relate to the present business conducted by the Corporation.

b.The Executive, in his capacity as an employee of the Corporation, shall not engage in any business with any member of the Executive's immediate family or with any person or business entity in which the Executive or any member of the Executive's immediate family has any ownership interest or financial interest, unless and until the Executive has first fully disclosed such interest to and received written consent from the Board of Directors. As used herein, the term "immediate family" means the Executive's spouse, natural or adopted children, parents or siblings and the term "financial interest" means any relationship with such person or business entity that may monetarily benefit the Executive or member of the Executive's immediate family, including any lending relationship or the guarantying of any obligations of such person or business entity by the Executive or member of his immediate family.

c.The parties hereto agree that the Executive may, consistent with this Section 2.2, receive and retain speaking fees, referral fees from business opportunities not accepted by the

Corporation, and fees from outside business activities and opportunities of the Executive consented to by the Board of Directors.

3.Confidentiality. The Executive agrees that the Corporation's books, records, files and all other non-public information relating to the Corporation, its business, clients and employees are proprietary in nature and contain trade secrets and shall be held in strict confidence by the Executive, and shall not, either during the term of this Agreement or after the termination hereof, be used by Executive or disclosed, directly or indirectly, to any third party, except to the extent such use or disclosure is in furtherance of the Corporation's business or required by any law, rule, regulation or other legal process. The trade secrets or other proprietary or confidential information referred to in the prior sentence includes, without limitation, all proposals to clients or potential clients, contracts, client or potential client lists, fee policies, financial information, administration or marketing practices or procedures and all other information regarding the business of the Corporation and its clients not generally known to the public.

4.Miscellaneous.

4.1.Notices. All notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by overnight delivery service or sent by the United States mail, certified, postage prepaid, return receipt request, to the following:
If to the Corporation:

MAXIMUS, Inc.
1891 Metro Center Drive
Reston, Virginia 20190
Attention: General Counsel

If to the Executive:

Bruce L. Caswell

With a copy (not constituting notice) to:
Williams & Connolly LLP
725 Twelfth Street, NW
Washington, DC 20005
Attention: Deneen C. Howell, Esq.

Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of (i) the date it is actually received, (ii) the business-day after the day on which it is delivered by hand, (iii) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (iv) the third business day after the date on which it is deposited in the United States mail. Either party may change its address by notifying the other party of the new address in any manner permitted by this paragraph.
4.2.Remedies. The parties agree and acknowledge that any violation by the Executive of the terms hereof may result in irreparable injury and damage to the Corporation or its clients, which may not adequately be compensable in monetary damages, that the Corporation will have no adequate remedy at law therefor, and that the Corporation may obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect it against, or on account of, any breach of the provisions contained in this Agreement.

4.3.No Obligation of Continued Employment. The Executive understands that this Agreement does not create an obligation on the part of the Corporation to continue the Executive's employment with the Corporation after the expiration or termination of this Agreement.

4.4.Benefit; Assignment. This Agreement shall bind and inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns, provided this Agreement may not be assigned by either party without the consent of the other, except that the Corporation may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of its business or assets.

4.5.Entire Agreement. This Agreement supersedes all previous agreements, written or oral, with respect to the subject matter of this Agreement other than the Prior Agreement, which shall remain in full force and effect until the Effective Date.

4.6.Severability. In the event that any one or more of the provisions contained herein shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

4.7.Waivers. No delay or omission by either party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by either party on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

4.8.Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

4.9.Governing Law and Jurisdiction. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. Any action or proceeding against the parties relating in any way to this Agreement must be brought and enforced in the courts of Fairfax County, Virginia or the Eastern District of Virginia, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.

4.10.Amendments. No changes to this Agreement shall be binding unless in writing and signed by both the parties.

4.11.Counterparts. This Agreement may be executed in several counterparts (including via facsimile and the electronic exchange of .pdf copies), each of which shall be deemed an original, and all such counterparts shall constitute one instrument.

4.12.    Distributions to Specified Employees. Notwithstanding any provision to the contrary, to the extent the Executive is considered a specified employee under Section 409A of the Code and would be entitled to a payment during the six month period beginning on the Executive's date of termination that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or an otherwise applicable exemption, the payment will not be made to the Executive until the earlier of the six month anniversary of the Executive's date of termination or the Executive's death.

4.13.    Section 409A of the Code. It is the intention of the parties that this Agreement comply with and be administered in accordance with Section 409A of the Code and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-

kind distributions. The Agreement shall be construed and interpreted in accordance with such intent. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed. In the event that the Corporation does not so cooperate, the Corporation shall indemnify the Executive for any interest and additional tax arising from the application of Section 409A of the Code, grossed-up for any other income tax incurred by Executive related to the indemnification (i.e., indemnification of such additional income tax), assuming the highest marginal income tax rates apply to any taxable indemnification. Any indemnification payment shall be made within ninety (90) days of the date Executive makes payment of the interest and/or additional tax.

THE EXECUTIVE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND THE EXECUTIVE UNDERSTANDS, AND AGREES TO, EACH OF SUCH PROVISIONS. THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT MAY AFFECT THE EXECUTIVE'S RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO THE EXECUTIVE'S EMPLOYMENT WITH THE CORPORATION.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

EXECUTIVE		MAXIMUS, Inc.

	/s/ Bruce L. Caswell	By	/s/ David R. Francis
Bruce L. Caswell

Date	January 10, 2018	Title	General Counsel

EXHIBIT A

GENERAL RELEASE OF CLAIMS

In consideration of the Severance (“Severance”) to be provided to me under Section 1.4 of that certain Executive Employment, Non-Compete and Confidentiality Agreement between me and MAXIMUS, Inc. (“MAXIMUS”) effective April 1, 2018 (the “Employment Agreement”), and intending to be legally bound, I agree as follows:

General Release and Waivers. I release MAXIMUS and its affiliated entities and their respective officers, directors, partners, owners, executives, contractors, clients, agents, representatives, administrators of any MAXIMUS benefit plan, predecessors, successors and assigns (the “Releasees”) from any and all individual or class action claims, actions, rights, demands, debts, damages, grievances or accountings of whatever nature, whether known or unknown, currently existing or arising in the future, that I have or may have against the Releasees relating in any way to my employment with MAXIMUS or the termination thereof, including, without limitation, claims under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act, Family and Medical Leave Act, Americans with Disabilities Act, Fair Credit Reporting Act, Sarbanes-Oxley Act, Immigration Reform and Control Act, Occupational Safety and Health Act, and all other federal, state or local laws or any other statute, rule, regulation or executive order precluding discrimination or retaliation in employment, claims for breach of contract, wrongful discharge, personal injuries or torts, defamation, and all other claims whether known or unknown, arising through the date of execution of this General Release of Claims (“General Release”) by me, excepting only those matters set forth in this General Release.

Excluded from this General Release are: (i) any claim or right which cannot be waived by law, including without limitation, all claims arising after the date of this Agreement, claims for unemployment compensation, and claims for worker compensation benefits; (ii) claims under the Fair Labor Standards Act; (iii) the right to file a charge with or participate in an investigation conducted by an administrative agency, provided I am waiving, however, any right to any monetary recovery if any administrative agency pursues any claim or claims on my behalf with the exception of monetary recovery for Securities and Exchange Commission claims; (iv) any indemnification obligations of MAXIMUS to me pertaining to the period prior to the date of my termination of employment (“Termination Date”) in my capacity as a director or officer under the articles of incorporation, by-laws or other organizational documents of MAXIMUS and its affiliated entities; (v) to the extent pertaining to the period prior to the Termination Date, the obligations of any insurer (other than MAXIMUS and its affiliated entities, including with respect to self-insurance) under any insurance policy for events, acts or omissions for directors or officers of MAXIMUS and its affiliated entities; and (vi) my right to all earned but unpaid base salary through the Termination Date, any earned but unpaid incentive compensation, reimbursement for any unreimbursed expenses in accordance with MAXIMUS’s business expense reimbursement policy as well as any accrued and vested benefits to which I am entitled in accordance with the terms of MAXIMUS’s various benefit plans, policies and programs. I understand that nothing in this General Release prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

I understand that I shall continue to comply with any terms that expressly survive the termination of the Employment Agreement. Likewise, any client non-disclosure agreements signed by me survive the termination of my employment with MAXIMUS, and I shall comply with the terms of those agreements. I understand that I must have returned as of the Termination Date all originals and copies of MAXIMUS’s Confidential Information and other property in my possession or under my control, and that I not make any willful or malicious negative or disparaging remarks regarding the Releasees.

Older Worker Benefit Protection Act. In compliance with the Older Worker Benefit Protection Act (“OWBPA”) and in providing a release I agree and acknowledge that: (a) I have read the terms of this General Release, understand its contents, and agree to the terms and conditions set forth in this General Release of my own free will; (b) I have been advised orally and, by this document, in writing of my right to consult with legal counsel prior to executing this General Release; (c) I do not rely on any statement or representation of MAXIMUS outside of the Employment Agreement and this document in entering into this General Release; and (d) I am not releasing rights or claims under the ADEA that arise after the date this General Release is executed.

I understand that I shall have twenty-one (21) calendar days from the Termination Date (the “Consideration Period”) within which to consider the terms and execute this General Release. I further understand that although I may take all twenty-one (21) days to consider this General Release, I may execute and provide this General Release sooner. I understand that this General Release must be signed no earlier than the Termination Date or later than twenty-one (21) days after the Termination Date.

I acknowledge and understand that I may revoke this General Release within seven (7) calendar days of the date on which I execute this document (the “Revocation Period”), and that should I wish to revoke this General Release, the revocation must be in writing and must be delivered by hand or mail to the General Counsel of MAXIMUS within the Revocation Period. I understand that if I revoke by mail, the revocation must be postmarked within the Revocation Period, certified mail/return receipt requested, properly addressed as follows:

MAXIMUS, Inc.
David R. Francis
General Counsel
1891 Metro Center Drive
Reston, Virginia 20190

I understand that if I wish to revoke by hand delivery, the revocation must be delivered to the person and address stated above within the Revocation Period.

I acknowledge that the Severance will not be paid until the Revocation Period has expired without me exercising my right of revocation. If I fail to sign and return this General Release by the end of the Consideration Period or if timely revoke it as provided herein, I shall have no right to the Severance.

This General Release shall be construed in accordance with Virginia law, without regard to any jurisdiction’s principles of conflict of laws, except where federal law applies. I understand and agree that if MAXIMUS prevails on any action to enforce this General Release, MAXIMUS shall be entitled to recover its reasonable legal fees and costs.

IN WITNESS WHEREOF, I have executed this General Release as of the date set forth below.

BRUCE L. CASWELL

Date: